Exhibit 17.1

April 29, 2020

FaceBank Group, Inc. (d/b/a fuboTV)

1330 Avenue of the Americas

New York, NY 10019

Re: Resignation as Executive Chairman

To the Board of Directors (the “Board”) of FaceBank Group, Inc. (the “Company”),

Effective as of the date hereof, I hereby resign from my position as Executive Chairman of the Board. Notwithstanding the foregoing, I am delighted to continue providing services as a member of the Board and as an employee of the Company and to assist the newly-appointed Executive Chairman in his transition.

Sincerely,

John Textor